Exhibit (h)(5)

AMENDMENT TO

FUND COMPLIANCE AND AML SERVICES AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Fund Compliance and AML Services Agreement, dated as of March 8, 2010, between Harding Loevner Funds, Inc., a Maryland Corporation (the “Fund Company”), and Foreside Compliance Services, LLC, a Delaware limited liability company (“Foreside”) (the “Agreement”), is made as of March 1, 2013.

WHEREAS, Foreside and the Fund Company desire to amend Appendix A of the Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Agreement, the Agreement is hereby amended as follows:

SECTION 1. AMENDMENTS TO THE AGREEMENT

(a) Appendix A to the Agreement is hereby deleted and replaced in its entirety as provided in Exhibit A attached hereto.

SECTION 2. MISCELLANEOUS

(a) Ratification; Effect of Amendment. Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein. As of the effective date of this Amendment, the Agreement shall be amended as provided herein and the Agreement, as amended, shall be binding on all parties thereto.

(b) Separate Counterparts. This Amendment may be executed by the parties hereto in separate counterparts (including executed counterparts delivered and exchanged by facsimile transmission), each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(c) Governing Law. This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

HARDING LOEVNER FUNDS, INC.

By:	/s/ Richard T. Reiter

Name:	Richard T. Reiter
Title:	President

FORESIDE COMPLIANCE SERVICES, LLC

By:	/s/ Susan Mosher

Name:	Susan Mosher
Title:	President

Exhibit A

Appendix A

Foreside Compensation

Effective: March 1, 2013

(1) Compliance Services

Recurring Fees One-time	Per Annum
Fee for services of the Fund Company’s CCO*	$110,000 for Fund Company, plus $7,500 per Fund, calculated and billed monthly.

Note: It is acknowledged that the recurring fee does not provide for unlimited access to the services of the Fund CCO and, in the case of regulatory examinations of the Fund Company that will require an extraordinary level of involvement by the Fund CCO, the parties agree to negotiate in good faith regarding fair compensation to Foreside for such additional services. For such purposes, the Fund Company agrees that $200/hour represents a fair assessment of the value of the Fund CCO’s services.

(2) AML Services

Recurring Fees One-time	Per Annum
Fee for services of the Fund Company’s AML Officer	$10,000, calculated and billed monthly.

(3) Once each calendar year, the parties hereto shall review the fees payable hereunder and shall negotiate in good faith to determine whether any amendment to the fees is appropriate in light of the circumstances at that time, if it is determined that an amendment to the fees is appropriate, the parties shall amend the fee schedule as appropriate to reflect such amendment.

(4) Out-Of-Pocket and Related Expenses: The Fund Company shall also reimburse Foreside for reasonable out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)	reasonable travel expenses incurred in connection with the provision of the services pursuant to this Agreement;

(ii)	reasonable travel expenses incurred in connection with travel requested by the Board; and

(iii)	any other expenses incurred in connection with the provision of the services pursuant to this Agreement.